Exhibit 3


                RETIREMENT BENEFIT AGREEMENT



          AGREEMENT, dated as of July 27, 1996, between SYRATECH

CORPORATION, a Delaware corporation (the "Company") and FAYE A. FLORENCE

(the "Executive").

          The Executive is Vice President, Secretary and General Counsel

of the Company.  The Company and the Executive wish to make provision for payment to the Executive of a retirement benefit.

          In consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

          1.   CONTINUATION OF EMPLOYMENT.  The Executive hereby agrees

to continue to serve as a full-time employee of the Company for a period of at least one year following the date of this Agreement.

          2.   RETIREMENT BENEFIT.  From and after the "Deemed Retirement

Date" (as hereinafter defined) and until the last day of the month during which the Executive's death shall occur, the Executive shall be entitled to receive from the Company, and the Company shall pay to the Executive,

as a fully vested benefit, an annual retirement benefit equal to the greater of (a) $75,000 or (b) the product of (i) one-half of one percentum (0.5%) of the average total annual compensation (i.e., base salary plus bonus compensation) paid to the Executive by the Company in the three years (as defined below) next preceding the Deemed Retirement

Date and (ii) the number of full years (a "year" being defined as a period of 365 calendar days) during which the Executive was a full-time employee of the Company or one or more


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subsidiaries of the Company

(whether or not such full-time employment occurred before or after the date of this Agreement so long as such full-time employment occurred after the date of incorporation of the Company), calculated as of the

Deemed Retirement Date; provided, however, that such annual retirement benefit shall be offset (that is, diminished) by the amount of any annual retirement benefit that the Executive shall be or become entitled to receive (and shall actually receive) under any Company-funded pension plan that may be adopted after  the date of this Agreement.  The annual retirement benefit shall be payable in equal monthly installments in arrears beginning with the last day of the month in which the Deemed

Retirement Date occurs.  As used herein, the term "Deemed Retirement

Date" shall mean the first day of the month next following the calendar month during which occurs the later of (x) the 65th anniversary of the

Executive's date of birth or (y) the last day of full-time employment of the Executive by the Company, regardless of the circumstances under which the Executive's full-time employment is terminated.


          IN WITNESS WHEREOF, the parties have duly executed this

Amendment to the Agreement as of the day and year first above written.

                              SYRATECH CORPORATION



                              By /s/ Leonard Florence
                                 Leonard Florence
                                 Chairman of the Board, President
                                 and Chief Executive Officer



                                 /s/Faye A. Florence
                                 Faye A. Florence